FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2016 FIRST QUARTER RESULTS

West Palm Beach, FL – February 9, 2016 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carry and protective solutions, today announced financial results for its first fiscal quarter ended December 31, 2015.

First Quarter 2016 Financial Highlights

  Income from Operations was $248 thousand up from a loss of $1.6 million from the first quarter of 2015.

  Revenues were $7.1 Million vs $7.9 Million when compared to the first quarter of 2015.

  Gross profit percentage increased to 21.3% in the first quarter of 2015 compared to 19.7% in the first quarter of 2015.

  Net Income was $244 thousand up from a loss of $1.5 million in the first quarter of 2015.

  Earnings per share were $.03 per share compared to a loss of $.23 per share for the first quarter of 2015.

  Cash and cash equivalents totaled $3.3 million at December 31, 2015.

Terry Wise, Chief Executive Officer of Forward Industries, stated, “We believe Fiscal 2016 will be an important year for the company and anticipate a year of growth in both revenues and profits.  With that said, we are pleased to report profitability for the third consecutive quarter reporting a substantial growth in profits when we compare this to the same period in the prior year.  We continue to look for efficiency savings and we believe that the result for the   quarter reflect our successful efforts.  Despite a marginal drop in our revenues for the 2016 quarter vs 2015 quarter, our gross profit margin in the first quarter increased when we compare our results with the same period in the prior year.  Going forward, having streamlined our business as a platform for growth, our focus is now to grow revenues through an expansion of our customer base, broadening of our product offering to both new and existing customers and to extend our relationships with our existing customers through long term sourcing agreements”.

The tables below are derived from the Company’s unaudited, condensed consolidated financial statements included in its Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission. Please refer to the Form 10-K for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal years ended September 30, 2015 and 2014. Please also refer to the Form 10-K for a discussion of risk factors applicable to the Company and its business.

Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding expectations for results in 2016, growth in revenue and profitability that reflect Forward’s current expectations and projections about its future results, performance, prospects and opportunities.  Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in the 2016 quarter and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These risks include the inability to expand our customer base, pricing pressures and unanticipated issues with our affiliated sourcing agent.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2015 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward’s products can be viewed online at www.forwardindustries.com.

Contact:

Forward Industries, Inc.

Michael Matte, CFO

(561) 465-0031

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Three Months Ended December 31,
	2015	2014

Net sales	$7,137,883	$7,943,860
Cost of goods sold	5,615,518	6,381,439
Gross profit	1,522,365	1,562,421
Operating expenses:
Sales and marketing	432,888	682,457
General and administrative	841,666	2,470,424
Total operating expenses	1,274,554	3,152,881
Income (loss) from operations	247,811	(1,590,460)
Other (income) expense:
Interest income	-	(3,015)
Loss on marketable securities, net	-	110,001
Other (income) expense, net	3,731	3,308
Total other (income) expense, net	3,731	110,294

Income (loss) from continuing operations	244,080	(1,700,754)
Income from discontinued operations, net	-	198,963
Net income (loss)	244,080	(1,501,791)
Preferred stock dividends and accretion	-	(473,694)
Net income (loss) applicable to common equity	$244,080	$(1,975,485)

Net income (loss)	$244,080	$(1,501,791)
Other comprehensive loss:
Translation adjustments	(436)	(867)
Comprehensive income (loss)	$243,644	$(1,502,658)

Net income (loss) per basic common share:
Income (loss) from continuing operations	$0.03	$(0.25)
Income (loss) from discontinued operations	0.00	0.02
Net income (loss) per basic common share	$0.03	$(0.23)

Net income (loss) per diluted common share:
Income (loss) from continuing operations	$0.03	$(0.25)
Income (loss) from discontinued operations	0.00	0.02
Net income (loss) per diluted common share	$0.03	$(0.23)

Weighted average number of common and
common equivalent shares outstanding:
Basic	8,387,501	8,443,391
Diluted	8,621,524	8,443,391

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2015	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,324,565	$4,042,124
Accounts receivable	6,523,579	5,454,129
Inventories	2,884,299	2,866,464
Prepaid expenses and other current assets	377,036	296,012
Total current assets	13,109,479	12,658,729
Property and equipment, net	109,492	78,733
Other assets	40,962	40,962
Total assets	$13,259,933	$12,778,424
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$280,049	$122,803
Due to Forward China	4,285,854	4,168,021
Accrued expenses and other current liabilities	925,974	1,039,085
Total current liabilities	5,491,877	5,329,909
Other liabilities	111,173	115,202
Total liabilities	5,603,050	5,445,111
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized;
8,658,179 and 8,641,755 shares issued;
8,658,179 and 8,641,755 shares outstanding;
at December 31, 2015 and September 30, 2015, respectively	86,582	86,418
Additional paid-in capital	17,629,809	17,550,047
Accumulated deficit	(10,037,287)	(10,281,367)
Accumulated other comprehensive loss	(22,221)	(21,785)
Total shareholders' equity	7,656,883	7,333,313
Total liabilities and shareholders' equity	$13,259,933	$12,778,424

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.